Exhibit 10

RIVERVIEW FINANCIAL CORPORATION
AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
1. PURPOSE OF THE PLAN
The purpose of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") is to provide the registered shareholders of Riverview Financial Corporation (the “Corporation”) with a convenient and economical method of investing cash dividends and additional, voluntary cash payments in shares of the common stock of the Corporation.
2. DEFINITIONS
For purposes of the Plan, the following words or phrases shall have the meanings assigned to them below:
(a)	"Authorization Form" shall mean the form or other document designated by the Plan Agent as the required evidence of a registered shareholder's election to participate in the Plan.
(b)	"Corporation" shall mean Riverview Financial Corporation.
(c)	"Fair Market Value" shall mean the value of the Stock on the applicable date determined by the Plan Agent as follows:
(i) In the event the Stock is not listed on an established stock exchange or NASDAQ, the fair market value of the Stock shall be based on the average of the reported closing price of Stock during the fourteen (14) days preceding the purchase date.
(ii) In the event the Stock is not traded on an established stock exchange or NASDAQ and the fair market value cannot, in the Corporation’s reasonable discretion, be determined under Section 2(c)(i) above, then the fair market value of the Stock shall be as determined in good faith by the Corporation.
(iii) During such time as the Stock is not listed on an established stock exchange but is listed in NASDAQ, the fair market value per share shall be the average of the highest and lowest trading prices for the Stock on the applicable date or, if no trade of Stock occurred on that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.
(d)	"Investment Date" shall mean the fifteenth day of each month. If the Investment Date falls on a date which is not a trading day, the Investment Date shall be the next trading day thereafter.
(e)	"Participant" shall mean a registered shareholder of the Corporation who has elected to participate in the Plan.
(f)	"Plan" shall mean this Dividend Reinvestment and Stock Purchase Plan.
(g)	"Plan Agent" shall mean American Stock Transfer or any successor thereto chosen by the Board of Directors of the Corporation.
(h)	"Plan Shares" shall mean the shares of Stock that are held by the Plan Agent for the benefit of the Participants in the Plan.
(i)	"Stock" shall mean the no par value common stock of the Corporation.

3. ADMINISTRATION
The Plan shall be administered by the Plan Agent.  All Plan Shares will be registered in the name of the Plan Agent (or its nominee), as agent for the Participants and will be credited to the accounts of the respective Participants.  As agent for the Participants, the Plan Agent will:
• Hold Plan Shares as agent for Participants;
• Keep and maintain records;
• Provide detailed statements of account to Participants; and
• Perform other duties related to the Plan.
Any notices, questions, or other communication by a Participant relating to the Plan should include the Participant’s name and account number, as indicated on the statements received from the Plan Agent, and should be addressed as follows:
For transaction processing mail your request to:
                American Stock Transfer and Trust Company LLC
                P.O. Box 922
                Wall Street Station
                New York, N.Y. 10269-0560
                ATT: Plan Administration Department For inquiries regarding your account mail to:
                 American Stock Transfer and Trust Company LLC
                6201 15th Avenue
                Brooklyn, New York 11219
                ATT: Shareholder Relations Department
Toll free number is:  1-800-278-4353
For Internet access:  www.amstock.com
The hours of operation for the Call Center is 8am to 8pm Monday through Fridays.
In the event that the Plan Agent resigns or ceases to act as agent for the Participants, the Corporation will make other arrangements, as it deems appropriate, for the administration of the Plan. Furthermore, the Corporation may replace the Plan Agent as agent at any time.
4. PARTICIPATION
All registered shareholders of the Stock of the Corporation are eligible to participate in the Plan, except as otherwise determined by the Board of Directors of the Corporation.  However, in order to be eligible to make additional cash contributions for the purchase of shares under the Plan, a Shareholder must have enrolled at least 10% of such Shareholder’s Stock in the Plan.  A broker or nominee that is a record owner of common stock may participate in the Plan on behalf of one or more beneficial owners of Stock in accordance with the rules and regulations established by the Corporation.  If your Stock is held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and you must contact your broker, bank, or other nominee for instructions on how to enroll your Stock in the Plan.

The Board of Directors may refuse to offer the Plan to registered shareholders residing in any state which requires: (i) the registration or qualification of the Stock to be issued pursuant to the Plan, or exemption therefrom; or (ii) the registration or qualification of the Corporation or the Plan Agent, or any of their respective officers or employees, as a broker, dealer, salesman or agent, if such registration, qualification or exemption would result in undue burden or expense to the Corporation, as determined by the Corporation in its sole discretion.
5. ENROLLMENT
Any registered shareholder of the Corporation may enroll in the Plan at any time by completing and signing an Authorization Form and returning it to the Plan Agent.  If an Authorization Form requesting reinvestment of dividends is received by the Plan Agent on or before the dividend record date, reinvestment will commence with the payment of the dividend to which that record date relates.  If an Authorization Form is received from a registered shareholder after a dividend record date, the reinvestment of dividends will begin with the payment of dividends following the next dividend record date if the registered shareholder is still a shareholder of record at that time.
A registered shareholder may participate with respect to the reinvestment of dividends with respect to all or any portion of such shareholder’s shares.  A registered shareholder who wishes to participate with respect to less than all of his, her or its shares may elect:  (i) to have the dividends reinvested on a fixed number of the registered shares owned, or (ii) to have a fixed dollar amount of cash dividends reinvested.  As long as the Plan Agent is holding Plan Shares (whole or fractional) for a Participant's account, a Participant may continue to participate in the Plan, even if the Participant has no other shares of Stock registered in the Participant’s name.  However, in order to participate in making voluntary cash contributions under the Plan, a Shareholder must have enrolled at least 10% of the total number of shares of Stock owned by him, her or it.
6. OPTIONAL CASH PAYMENTS
A Participant may make optional cash payments to be used for the purchase of additional shares of Stock so long as such Participant enrolls at least 10% of all shares of Stock owned by the Participant in the Plan.  Optional cash payments may be made monthly, but the minimum optional cash payment shall be forty dollars ($40.00) per month, and the maximum optional cash payment shall be ten thousand dollars ($10,000) per month.  A Participant is not required to invest the same amount each month.  Participants are under no obligation to make optional cash payments.
A Participant may make an optional cash payment by forwarding a check drawn on a U.S. bank, payable to the Plan Agent, or using another method acceptable to Plan Agent, accompanied by a completed Authorization Form when enrolling or, thereafter, accompanied by the payment form attached to each statement of account.

Participants may also authorize monthly automatic deductions from a bank account.  Automatic deductions must be arranged by mailing a properly completed enrollment form which is available form the Plan Agent.  Voluntary cash payments made via automatic deduction may be changed or terminated by written instruction to the Plan Agent.  Automatic deductions will be made on the 10th day of each month. Any changes to an automatic deduction must be received by the Plan Agent at least five (5) business days prior to the scheduled date of the automatic deduction.
Optional cash payments received at least two (2) business days, but no more than twenty (20) business days, before an Investment Date will be applied by the Plan Agent to the purchase of Stock on that Investment Date.  The Plan Agent has the right to refuse to invest any optional cash payment received from a Participant less than two (2) business days or more than twenty (20) business days before an Investment Date.  Any optional cash payment received by the Plan Agent less than two (2) business days before an Investment Date shall be applied to the purchase of Stock for the Participant's account on the next following Investment Date.  An optional cash payment will not be deemed to have been made by a Participant or received by the Plan Agent until the funds so contributed are actually collected.
Interest will not be paid on optional cash payments.  Optional cash payments will be returned to a Participant upon written request to the Plan Agent, provided that the request is received by the Plan Agent at least five (5) business days prior to the next scheduled Investment Date.
7. PURCHASES
On each Investment Date, the Corporation will pay to the Plan Agent the dividends, if any, payable in respect of each Participant's shares of Stock (including Plan Shares) at that time, less applicable withholding taxes, if any.  On each Investment Date, the Plan Agent will use the amount of any dividends so received from the Corporation, and a Participant's optional cash payment, if any, to purchase shares of Stock for the account of the Participant.  The Plan Agent shall purchase shares of Stock from the Corporation, on the open market, in privately negotiated purchases or by a combination of the foregoing, at the direction of the Corporation.  Stock purchased from the Corporation may be authorized but unissued shares or shares held in treasury.  Purchases of Stock from the Corporation shall be made as of the Investment Date.  Open market purchases will be made as soon as reasonably possible after the applicable Investment Date, but not more than thirty (30) days after such date.  In the event that any shares are purchased in the open market, no shares will be allocated to a Participant's account until the date on which the Plan Agent has purchased sufficient shares in the open market and from the Corporation to cover the purchases for that Investment Date for all Participants in the Plan.  Participants will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the Plan Agent.
The purchase price of Stock purchased from the Corporation shall be the Fair Market Value of the Stock as of the purchase date.  The purchase price of Stock purchased in the open market or in privately negotiated transactions will be the Participant's pro rata share of the cost (excluding brokerage commissions, if any, which will be paid by the Corporation) to the Plan Agent of such purchases.  In the event of purchases made through a combination of the open market, private transactions and from the Corporation, the purchase price per share to all Participants will be based upon the weighted averages of the prices of all shares purchased from all methods used.

The Board of Directors may, in its discretion, grant a purchase price discount to Participants purchasing shares through the Plan in an amount not to exceed 5% of the weighted average price.  No change to the discount will be effective until at least 30 days after written notice thereof is provided to Participants.
Each Participant's account will be credited with the number of whole and fractional shares (calculated to three (3) decimal places) equal to the amount to be invested divided by the applicable purchase price.  All shares acquired through the Plan, whether purchased through dividend reinvestment or voluntary cash payment, are automatically enrolled in the Plan.
8. DIVIDENDS ON PLAN SHARES
The Plan Agent will receive dividends (less any applicable withholding taxes) on all Plan Shares held on each dividend record date, will credit such dividends to Participants' accounts on the basis of whole or fractional shares held in each account, and will automatically reinvest the dividends in shares of Stock.
9. COSTS
All costs of administration of the Plan and service charges will be paid by the Corporation except as otherwise expressly stated in the Plan.  No brokerage fees will be charged to Participants in connection with the purchase of Stock from the Corporation.
10. REPORTS TO PARTICIPANTS
Approximately thirty (30) days after each Investment Date, the Plan Agent will mail to each Participant for whose account a transaction has occurred under the Plan, a statement showing:
(i)     the amount of the dividend, if any, and optional cash payment, if any, applied toward such investment;
(ii)    the taxes withheld, if any;
(iii)   the net amount invested;
(iv)   the number of shares purchased;
(v)    the price per share at which shares were purchased; and
(vi)   the total shares accumulated under the Plan, computed to four (4) decimal places.
Participants should retain these statements for income tax purposes. Participants will also receive the Corporation’s annual reports to shareholders, notices of shareholder meetings, proxy statements and Internal Revenue Service information for purposes of reporting dividend and other  income received and commission expenses paid on a Participant’s behalf.

11. VOTING OF SHARES
The whole number of shares held for the account of a Participant under the Plan will be voted at meetings of shareholders of the Corporation in accordance with the instructions of the Participant as set forth in the Participant’s proxy.  The Plan Shares of a Participant who does not return a proxy will not be voted.
12. WITHDRAWAL OF SHARES IN PLAN ACCOUNTS
Certificates for Plan Shares will not be issued to Participants unless Participants request in writing to withdraw their Plan Shares.  Participants may withdraw all or a portion of the whole Plan Shares in their accounts by notifying the Plan Agent in writing to that effect and specifying in the notice the number of shares to be withdrawn.  Certificates, or book entry shares, for whole shares of Stock so withdrawn will be registered in the name of the Participant and issued to the Participant or, at the Participant’s election, to the Participant’s broker, within fifteen (15) days of the Plan Agent's receipt of notice of withdrawal.  Certificates, or book entry shares, for fractional shares will not be issued under any circumstances.
Participants may also direct a registered broker to request the Plan Agent to transfer the whole Plan Shares in their accounts to the Participant’s brokerage account by specifying in a notice of withdrawal that all whole Plan Shares in the account are to be transferred.  Such notice of transfer shall be irrevocable.
Any whole or fractional Plan Shares remaining in a Participant's account after a withdrawal will continue to be held by the Plan Agent as the agent for the Participant, and dividends on such Plan Shares will continue to be reinvested.  A Participant who withdraws all of the whole and fractional Plan Shares in the Participant’s account will be deemed to have terminated participation in the Plan.  The Plan Agent may charge a fee for receipt of certificates on withdrawal, which shall be payable by the Participant.
13. TERMINATION OF PARTICIPATION
Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Agent.  Within fifteen (15) days after the date on which such notice is received by the Plan Agent (the “Termination Date”), the Plan Agent will deliver to the Participant: (i) a certificate for all whole Plan Shares held under the Plan; provided that the Participant may elect to have such shares be held in “street name” by the Participant’s broker, (ii) a check representing any uninvested dividends and optional cash payments as of the Termination Date, and (iii) a check in lieu of the issuance of a fractional share, equal to the net proceeds from the sale of such fractional share or the fractional share multiplied by the Fair Market Value per share of the Stock on the Termination Date, depending upon whether funds are derived from an open market transaction or otherwise or (iv) direct the Plan agent to sell all full and fractional shares in which case shares will be sold on the open market at the current market price.  Sales proceeds will be mailed to the participant on the settlement date of the sale.  There is a $15.00 transaction fee and commission of $0.12 per share which will be deducted from the proceeds of the sale.  If your request to terminate participation is received more than three (3) business days prior to any dividend payment date then that dividend will be paid out in cash and not reinvested.  If your request to terminate participation is received less than three (3) business days prior to any payment date then that dividend will be reinvested.  However, all future dividends will be paid out in cash on all balances.  Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's account.  The Corporation in its sole discretion may at any time by notice in writing mailed to a Participant terminate a Participant's interest in the Plan, in which case the Participant shall be treated as though he had terminated participation in the Plan as of the date of mailing of the notice.

14. SALE OF SHARES.  A Participant may sell all or a portion of the shares credited to his or her account.  There is a $15.00 transaction fee and $0.12 cents commission for each share sold.  Sales are usually done on a daily basis.  If the sale request is received by 4pm via the toll free number or online, or by 12 noon by direct mail, the sale will be done on the next business day shares are traded.  Any requests received after 4pm or 12 noon will be processed the following business day.  A check for the proceeds of the sale will be mailed to the Participant at the address of record.  Participants will receive form 1099b at the end of the year for tax reporting.
15. CERTIFICATES FOR SHARES
Certificates issued to Participants upon withdrawal of Plan Shares or upon termination of participation in the Plan will be registered in the name or names in which the Participant's account is maintained.  If a Participant requests a certificate to be registered in a name other than that shown on the account, such request must be signed by all persons in whose name the account is registered and be accompanied by such other documentation as the Plan Agent may reasonably require.
Participants may not pledge or assign Plan Shares credited to their accounts, nor pledge, assign or transfer any of their rights under the Plan, and any such purported pledge, assignment or transfer shall be void and of no effect.  Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.
16. STOCK DIVIDENDS, STOCK SPLITS; RIGHTS OFFERINGS
Any shares resulting from a stock dividend or stock split by the Corporation on the Plan Shares of a Participant shall be added to the Participant's account with the Plan Agent as additional Plan Shares.  Stock dividend or stock split shares distributed on certificated shares of Stock registered in a Participant's name (i.e., not held in the Plan) will be mailed directly to the Participant in the same manner as to shareholders who do not participate in the Plan.
In the event of a rights offering by the Corporation, the basis for any rights offering will include the Plan Shares credited to a Participant's account.
The Corporation has registered shares of Stock with the Securities and Exchange Commission for issuance under the Plan.  In the event of any change in the Stock subject to the Plan as a result of a stock split, reverse stock split, stock dividend or other similar transaction, the number of shares of Stock subject to the Plan shall be appropriately adjusted.
17. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN
The Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants.  Notice of any suspension, termination or material amendment of the Plan shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan.  Any such suspension, termination or material amendment of the Plan shall not become effective until thirty (30) days after notice is mailed to the Participants.

18. INTERPRETATION OF THE PLAN
The Plan, the Authorization Form and the Participants' accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable state and federal securities laws.  Any question of interpretation arising under the Plan shall be determined by the Corporation pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities. Such determination shall be final and binding on all Participants and the Plan Agent.  The Corporation may adopt rules and regulations at any time and from time to time to facilitate the administration of the Plan.
19. RESPONSIBILITIES OF THE COMPANY AND THE PLAN AGENT
Neither the Corporation nor the Plan Agent shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability: (i) arising out of failure to terminate a Participant's account upon such Participant's death, and (ii) with respect to the prices at which shares are purchased or sold, the times when purchases or sales are made, the manner in which purchases or sales are made, the decision whether to purchase shares on the open market or from the Corporation, and fluctuations in the Fair Market Value of the Stock.